NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 3, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 20, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between ADESA, Inc. and KAR Acquisition, Inc., a wholly-owned subsidiary of KAR Holdings, Inc. and an indirect wholly-owned subsidiary of KAR Holdings II, LLC became effective on April 20, 2007. Upon the effective time of the merger, each share of common stock of ADESA, Inc. was converted into the right to receive $27.85 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 23, 2007.